Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-148838) and related prospectus of Rigel Pharmaceuticals, Inc. for the registration of up to $100,000,000 of its common stock, preferred stock, debt securities, warrants and units and to the use of our report dated February 24, 2009, with respect to the financial statements of Rigel Pharmaceuticals, Inc., included as exhibit 99.1 to Amendment No.1 to the Registration Statement (Form S-3 No. 333-148838), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 24, 2009